Exhibit 2

                   DIRECTOR'S RESTRICTED STOCK AWARD AGREEMENT

                                         1996 AWARD

      This is an Agreement dated April 15, 1996 between Preferred Networks, Inc. ("PNI"), a Delaware corporation, and Jeffrey H. Schutz
(the "Outside Director").

                                   Background

      The PNI 1995 Non-Employee Directors Restricted Stock Award Plan (the "Plan") provides for the grant of shares of PNI Common Stock ("Common Stock"), subject to certain restrictions, as compensation for service as a director to
each director of PNI who is not an officer or employee of PNI.   Pursuant to
such Plan, the Outside Director is entitled to this Award with respect to his services as a director of PNI.

                                    Agreement

      The parties hereto do hereby agree as follows:

      1. Award. Pursuant to the Plan, the Outside Director is awarded 15,000 shares of Common Stock (the "Shares") as compensation for the Outside Director s services as a director of PNI, subject to the terms of the Plan and this Agreement.

      2. Restrictions. The Shares are subject to the restrictions prescribed in the Plan and some or all of the Shares must be transferred back to PNI for no consideration under certain circumstances as set forth in the Plan if the Outside Director ceases to be a director of PNI for any reason at any time prior to the 2001 Annual Meeting of PNI's Shareholders.

      3. Certificates. The certificate or certificates representing the Shares shall be legended to reflect the applicable restrictions and shall be held by the Secretary of PNI as long as such restrictions have not expired.

      4. No 83(b) Election. The Outside Director shall not file an election under Section 83(b) of the Internal Revenue Code of 1986 with respect to this Award.

      5. No Transfer. The Outside Director shall not transfer the Shares or any interest therein prior to the lapse of restrictions on the Shares pursuant to the Plan.

      6.    Award Subject to Plan.   This Award and the Shares are subject to
all of the other terms and conditions of the Plan.

      Executed the day and year first above written.

                                    PREFERRED NETWORKS,  INC.

                                    By:____________________________________
                                          Mark H. Dunaway, Chairman
                                          and Chief Executive Officer


                                    OUTSIDE DIRECTOR

                                    _______________________________________
                                    (Signature of Outside Director)